Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our report dated August 15, 2003, included in the Annual Report on Form 10-K of DIMON Incorporated for the year ended June 30, 2003, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

/s/ Ernst & Young LLP

Greensboro, North Carolina

January 9, 2004